Exhibit 5

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com
March 28, 2013

National Research Corporation 1245 Q Street Lincoln, Nebraska 68508
Ladies and Gentlemen:

We have acted as counsel for National Research Corporation, a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement and the Prospectus relate to (i) the sale by the Company from time to time of up to 6,000,000 shares of Class A Common Stock (as defined below) and 1,000,000 shares of Class B Common Stock (as defined below), which is the equivalent of 2,000,000 shares of Existing Common Stock (as defined below) after the Recapitalization (as defined below), and (ii) the resale from time to time by the selling shareholders named therein of up to 13,800,000 shares of Class A Common Stock and 2,300,000 shares of Class B Common Stock, which is the equivalent of 4,600,000 shares of Existing Common Stock after the Recapitalization, in the manner set forth in the Prospectus.

At the May 9, 2013 annual meeting, the shareholders of the Company will be voting on a proposed recapitalization plan (the “Recapitalization”) pursuant to which the Company would: (i) establish two classes of common stock, consisting of a new class of common stock with 1/100th of a vote per share and with the right to receive 1/6th of the dividend, if any, paid on the other class of common stock, designated as class A common stock, par value $0.001 per share (the “Class A Common Stock”), and a new class of common stock with one vote per share and with the right to receive six times the dividend, if any, paid on the other class of common stock, designated as class B common stock, par value $0.001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); (ii) issue a dividend of three shares of Class A Common Stock for each share of the Company’s existing common stock, par value $0.001 per share (the “Existing Common Stock”); and (iii) following the record date of the aforementioned dividend distribution, reclassify each share of Existing Common Stock as one-half (1/2) of one share of Class B Common Stock.

In connection with our representation, we have examined: (a) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (b) the Articles of Incorporation and By-Laws of the Company, each as amended to date; (c) the proposed Amended and Restated Articles of Incorporation of the Company, which are being voted on by the Company’s shareholders at the May 9, 2013 annual meeting to effect the Recapitalization; (d) resolutions of the Company’s Board of Directors relating to the filing of the Registration Statement and the sale or resale of the Common Stock covered by the Registration Statement; and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

BOSTON BRUSSELS CENTURY CITY CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO	SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

National Research Corporation
March 28, 2013

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  We have also assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and will comply with all applicable laws; (ii) one or more supplements to the Prospectus and/or other offering material (each a “Prospectus Supplement”), if required, will have been prepared and filed with the Commission describing the offering; (iii) all shares of Common Stock will be issued and sold in compliance with applicable securities laws and in the manner stated in the Registration Statement and any applicable Prospectus Supplement; (iv) a definitive purchase, underwriting or similar agreement, if any, will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (v) there will be sufficient shares of Common Stock authorized under the Company’s Amended and Restated Articles of Incorporation and not otherwise reserved for issuance.

Based on the foregoing, we are of the opinion that:

1.           The Company is a corporation validly existing under the laws of the State of Wisconsin.

2.           All requisite action necessary to make any shares of Common Stock offered by the Company validly issued, fully paid and nonassessable will have been taken when:

a.           The Recapitalization is effective (i.e., the shareholders have approved the Amended and Restated Articles of Incorporation of the Company and those Amended and Restated Articles of Incorporation have become effective under the Wisconsin Business Corporation Law).

b.           The Company’s Board of Directors, or a committee thereof duly authorized by the Board of Directors, shall have adopted appropriate resolutions to authorize the sale of the Common Stock; and

b.           Such shares of Common Stock shall have been sold for the consideration contemplated by, and otherwise in conformity with, the Registration Statement, as supplemented by a Prospectus Supplement with respect to such sale, and the acts, proceedings and documents referred to above.

3.           All requisite action necessary to make the shares of Common Stock covered by the Registration Statement that are being resold by the selling shareholders named therein validly issued, fully paid and nonassessable will have been taken when the Recapitalization is effective (i.e., the shareholders have approved the Amended and Restated Articles of Incorporation of the Company and those Amended and Restated Articles of Incorporation have become effective under the Wisconsin Business Corporation Law).

National Research Corporation
March 28, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part thereof.  In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP